Exhibit 99.1

Bunge Reports Strong Second Quarter Results

White Plains, NY — July 28, 2011 — Bunge Limited (NYSE:BG)

•                                Strong operating performance of $373 million total segment EBIT

•                                Agribusiness and food & ingredients continued to perform well

•                                Sugar & bioenergy and fertilizer performed as expected

•                                2010 total segment EBIT includes $2,440 million gain on sale of fertilizer nutrients assets

•      Financial Highlights

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	6/30/11	6/30/10	6/30/11	6/30/10

Volume (000 metric tons)	35,527	36,551	64,811	68,474
Net sales	$14,488	$10,974	$26,682	$21,319
Total segment EBIT (a)	$373	$2,389	$690	$2,507
Agribusiness	$319	$28	$572	$150
Sugar & Bioenergy	$18	$4	$20	$9
Edible Oil Products	$30	$(13)	$64	$5
Milling Products	$22	$1	$55	$14
Fertilizer	$(16)	$2,369	$(21)	$2,329
Net income attributable to Bunge	$316	$1,778	$548	$1,841
Earnings per common share-diluted	$2.02	$11.15	$3.51	$11.67
Earnings per common share-diluted (a) (excl. certain gains & charges)	$1.78	$(0.57)	$3.27	$(0.05)

(a) Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excl. certain gains and charges) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

•      Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “We posted good second quarter results.  Agribusiness and food & ingredients did well in the quarter, and we anticipate a solid performance in these segments in the second half of the year.  We also anticipate increased contributions from sugar & bioenergy and fertilizer, as these two businesses enter their high-volume seasons.

“The agribusiness and food markets are characterized by steady overall growth, as well as natural volatility due to weather and other factors.  2011 has not been an exception.  Global trade in grains and oilseeds is robust, and with the Black Sea region recently reopened for exports, we expect to see additional shifts in trade flows as the world adjusts to a new supply and demand relationship among regions.

“With our global asset network and excellent risk management capabilities, we are well positioned to capture this growth and respond to these changes.  The recent addition of our first deep water port terminal on the Black Sea, which scaled up operations in Ukraine during the second quarter, makes our network even stronger.”

•      Second Quarter Results

Agribusiness

Results in the second quarter improved in most parts of the agribusiness chain when compared to last year.  Large harvests in South America benefitted our grain business and oilseed processing operations in Brazil and Argentina.  Performance in Europe and the U.S. improved compared to a challenging prior year period.  Risk management strategies worked well.  Volume, while slightly higher in the quarter, continued to be impacted by lower merchandising and processing volumes in Europe due to the smaller crop production in the Black Sea region last year.  Results in the quarter included a $37 million gain related to the sale of our interest in a European oilseed processing facility joint venture.

Sugar & Bioenergy

Improved results in the quarter compared to last year came from sugarcane milling, which benefitted from higher sugar and ethanol prices and increased sales volume, as all mills were operating during the quarter.  Merchandising experienced lower volumes and margins. The second quarter is typically the weakest period for this segment, as it marks the beginning of the sugarcane harvest in the Center-South of Brazil when the sugar content of the sugarcane is at its lowest level.  Consequently, mills produce less sugar and ethanol per unit of sugarcane milled than they will in the second half of the year when the yield increases.

Edible Oil Products

Strong results in North America and Brazil primarily due to improved margins were partially offset by lower results in Europe, which experienced aggressive competition in certain markets.  Second quarter 2010 results included $23 million of charges in our Brazilian business.

Milling Products

Higher results in the quarter were due to stronger margins in wheat and corn milling.  Second quarter 2010 results included $8 million of charges in wheat milling.

Fertilizer

Volume trend in 2011 is improving, and we are making progress toward our market share targets.  Margins were strong, benefitting from good farm economics and improved risk management.  Results in the quarter were adversely impacted by approximately $17 million of net charges primarily related to inventory adjustments and bad debt in our Brazilian business.  Last year included the gain on the sale, and approximately two months of results, from our Brazilian fertilizer nutrients assets that were sold in May 2010.

Financial Costs

Interest expense decreased in the quarter due to lower average interest rates on debt.

Income Taxes

The effective tax rate for the six months ended June 30, 2011 was 11% compared to 23% for the same period last year, which reflected the impact of the gain on the sale of our fertilizer nutrients assets in the period.

•      Outlook

Drew Burke, Chief Financial Officer, stated, “We expect a good second half with results weighted to the fourth quarter.  The agribusiness markets will be characterized by the Northern Hemisphere harvests and continued strong global trade in response to the relatively tight supply situation.  We expect our agribusiness results to continue to be driven by our grain business.  Oilseed processing margins in the U.S. should improve from current low levels when harvest commences and plants run at higher utilization.  However, margins are likely to remain under some pressure due to excess processing capacity and the long tail of the South American harvest that will continue to attract export demand.  In Europe, the smaller rapeseed crop due to poor weather may pressure margins; however, the sunseed harvest is expected to be large, providing an offset, as should imports from the Americas.  Oilseed processing in China, which has been weak, is showing improvement and should continue to progress throughout the year as the market works through the excess supply.

“In sugar & bioenergy, we expect to mill approximately 15.5 million metric tons of sugarcane, which is about a million metric tons below our previous estimate.  This reduction reflects the impact of adverse weather on the development of the sugarcane.  However, tight global sugar supplies, strong demand for ethanol in Brazil and ongoing concern about Brazil’s sugarcane crop should be supportive of prices.  As a result, our expectations for the year have not changed.

“Food & ingredients should continue to perform well, and the tough competitive environment we have seen in some edible oil markets this year is showing signs of improvement.

“In fertilizer, farm economics are strong, South America is entering its high volume period and our expectations for the business are on track. The Brazilian industry is expecting annual volume growth of approximately 7%, which implies that there is about 60% of the total volume remaining to be sold between July and December.

“Lastly, we are reducing our full year effective tax rate expectation to approximately 10%.”

•      Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on July 28, 2011 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted in the “Investor Information” section of www.bunge.com.

To listen to the call, please dial (800) 446-1671.  If you are located outside the United States or Canada, dial (847) 413-3362.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 30108347.  The call will also be webcast live at www.bunge.com.

To access the webcast, select the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts.”  Select “Q2 2011 Bunge Limited Conference Call” and follow the prompts.  Please go to the Web site at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on July 28, 2011, continuing through August 27, 2011.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 30108347.  A replay will also be available on the company’s Web site.  To access it, select the “Investor Information” link on the Bunge homepage, then select “Audio Archives” and follow the prompts.

•      About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

•      Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

•                  Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter and six months ended June 30, 2011 and 2010.

			Income From
			Operations		Net Income		Earnings
	Total Segment		Before		Attributable to		Per Share
	EBIT		Income Tax		Bunge		Diluted
(In millions, except per share data)	2011	2010	2011	2010	2011	2010	2011	2010
Quarter Ended June 30:
Gain on sale of fertilizer nutrients assets(1)	$—	$2,440	$—	$2,440	$—	$1,901	$—	$11.92
Inventory valuation adjustment (2)	—	(37)	—	(37)	—	(24)	—	(0.15)
Restructuring charges (3)	—	(12)	—	(12)	—	(8)	—	(0.05)
Gain on sale of investment(4)	37	—	37	—	37	—	0.24	—
Total	$37	$2,391	$37	$2,391	$37	$1,869	$0.24	$11.72

			Income From
			Operations		Net Income		Earnings
	Total Segment		Before		Attributable to		Per Share
	EBIT		Income Tax		Bunge		Diluted
(In millions, except per share data)	2011	2010	2011	2010	2011	2010	2011	2010
Six Months Ended June 30:
Gain on sale of fertilizer nutrients assets (1)	$—	$2,440	$—	$2,440	$—	$1,901	$—	$12.05
Inventory valuation adjustment (2)	—	(37)	—	(37)	—	(24)	—	(0.15)
Impairment and restructuring charges (3)	—	(34)	—	(34)	—	(22)	—	(0.14)
Gain on sale of investment(4)	37	—	37	—	37	—	0.24	—
Acquisition related expenses (5)	—	(11)	—	(11)	—	(7)	—	(0.04)
Total	$37	$2,358	$37	$2,358	$37	$1,848	$0.24	$11.72

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2011	2010	2011	2010
Net sales	$14,488	$10,974	$26,682	$21,319
Cost of goods sold	(13,841)	(10,549)	(25,396)	(20,349)

Gross profit	647	425	1,286	970
Selling, general and administrative expenses	(383)	(415)	(727)	(762)
Gain on sale of fertilizer nutrients assets (1)	—	2,440	—	2,440
Interest income	23	23	44	42
Interest expense (6)	(70)	(101)	(142)	(179)
Foreign exchange gains (losses)	77	(49)	119	(99)
Other income (expense)-net	(3)	(3)	(11)	(3)

Income from operations before income tax and equity earnings of affiliates	291	2,320	569	2,409
Income tax (expense) benefit	(20)	(542)	(63)	(551)

Equity in earnings of affiliates	41	9	41	9

Net income	312	1,787	547	1,867
Net (income) loss attributable to noncontrolling interest	4	(9)	1	(26)

Net income attributable to Bunge	316	1,778	548	1,841
Convertible preference share dividends	(9)	(20)	(17)	(39)
Net income available to Bunge common shareholders	$307	$1,758	$531	$1,802
Earnings per common share – diluted (7):
Earnings to Bunge common shareholders	$2.02	$11.15	$3.51	$11.67

Weighted–average common shares outstanding- diluted (7)	156,176,828	159,448,713	155,948,670	157,710,543

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our condensed consolidated statements of income and volumes by reportable segment.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except volumes)	2011	2010	2011	2010
Volumes
(in thousands of metric tons):
Agribusiness	29,290	29,197	53,501	54,335
Sugar & Bioenergy	2,262	2,788	3,700	4,551
Edible oil products	1,453	1,493	2,863	2,932
Milling products	1,138	1,108	2,381	2,392
Fertilizer	1,384	1,965	2,366	4,264
Total	35,527	36,551	64,811	68,474

Net sales:
Agribusiness	$9,652	$7,406	$17,775	$14,051
Sugar & Bioenergy	1,420	963	2,481	1,988
Edible oil products	2,200	1,578	4,216	3,151
Milling products	491	386	991	789
Fertilizer	725	641	1,219	1,340
Total	$14,488	$10,974	$26,682	$21,319

Gross profit:
Agribusiness	$414	$270	821	599
Sugar & Bioenergy	47	46	79	68
Edible oil products	114	86	228	185
Milling products	54	34	111	68
Fertilizer	18	(11)	47	50
Total	$647	$425	$1,286	$970

Selling, general and administrative expenses:
Agribusiness	$(192)	$(200)	(369)	(368)
Sugar & Bioenergy	(44)	(36)	(82)	(65)
Edible oil products	(83)	(97)	(157)	(173)
Milling products	(29)	(33)	(57)	(55)
Fertilizer	(35)	(49)	(62)	(101)
Total	$(383)	$(415)	$(727)	$(762)

Gain on sale of fertilizer nutrients assets (1)	$—	$2,440	$—	$2,440
Foreign exchange gains (losses):
Agribusiness	$69	$(36)	$103	$(77)
Sugar & Bioenergy	12	(2)	23	7
Edible oil products	—	(2)	(1)	(4)
Milling products	—	—	—	—
Fertilizer	(4)	(9)	(6)	(25)
Total	$77	$(49)	$119	$(99)

Segment earnings before interest and tax:
Agribusiness	$319	$28	$572	$150
Sugar & Bioenergy	18	4	20	9
Edible oil products	30	(13)	64	5
Milling products	22	1	55	14
Fertilizer	(16)	2,369	(21)	2,329
Total(8)	$373	$2,389	$690	$2,507

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions)	2011	2010
Assets
Cash and cash equivalents	$470	$578
Trade accounts receivable	3,037	2,901
Inventories (9)	6,974	6,635
Other current assets (10)	5,155	5,701
Total current assets	15,636	15,815
Property, plant and equipment, net	5,840	5,312
Goodwill and other intangible assets, net	1,238	1,120
Investments in affiliates	602	609
Other non-current assets	3,192	3,145
Total assets	$26,508	$26,001

Liabilities and Shareholders’ Equity
Short-term debt	$906	$1,718
Current portion of long-term debt	614	612
Trade accounts payable	3,404	3,637
Other current liabilities	3,425	4,037
Total current liabilities	8,349	10,004
Long-term debt	3,504	2,551
Other non-current liabilities	904	892
Total equity	13,751	12,554
Total liabilities and shareholders’ equity	$26,508	$26,001

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2011	2010
Operating Activities
Net income	$547	$1,867
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange (gain) loss on debt	(78)	225
Gain on sale of fertilizer nutrients assets	—	(2,440)
Depreciation, depletion and amortization	247	215
Other, net	(145)	255
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade Accounts Receivable	(64)	(645)
Inventories	(86)	(80)
Trade Accounts Payable	(353)	522
Other, net	196	(78)
Cash provided by (used for) operating activities	264	(159)
Investing Activities
Payments made for capital expenditures	(454)	(547)
Acquisitions of businesses (net of cash acquired)	(83)	(133)
Proceeds from sale of fertilizer nutrients assets, net of cash disposed	—	3,780
Proceeds from sale of property, plant and equipment and investments	122	31
Other, net	(25)	(9)
Cash provided by (used for) investing activities	(440)	3,122
Financing Activities
Net borrowings (payments) of short-term debt	(838)	(366)
Proceeds from long-term debt	1,377	132
Repayment of long-term debt	(440)	(306)
Proceeds from sale of common shares	16	2
Repurchase of common shares	—	(86)
Dividends paid	(90)	(99)
Other	33	22
Cash provided by (used for) financing activities	58	(701)
Effect of exchange rate changes on cash and cash equivalents	10	(44)
Net increase (decrease) in cash and cash equivalents	(108)	2,218
Cash and cash equivalents, beginning of period	578	553
Cash and cash equivalents, end of period	$470	$2,771

•      Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment earnings before interest and tax (EBIT) is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2011	2010	2011	2010
Total segment EBIT	$373	$2,389	$690	$2,507
Interest income	23	23	44	42
Interest expense	(70)	(101)	(142)	(179)
Income tax expense	(20)	(542)	(63)	(551)
Noncontrolling interest share of interest and tax	10	9	19	22
Net income attributable to Bunge	$316	$1,778	$548	$1,841

Earnings per common share-diluted (excl. certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges) is a non-GAAP financial measure and is not a measure of earnings per common share-diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Earnings per common share-diluted (excl. certain gains & charges)	$1.78	$(0.57)	$3.27	$(0.05)
Certain gains & charges (see Additional Financial Information section)	$0.24	$11.72	$0.24	$11.72
Earnings per common share-diluted	$2.02	$11.15	$3.51	$11.67

•                  Notes

(1)          In January 2010, Bunge entered into a definitive agreement (as amended, the Agreement) with Vale S.A., a Brazil-based global mining company (Vale), pursuant to which Vale acquired Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil) on May 27, 2010 for cash proceeds of $3.9 billion.  Bunge recognized a $2.4 billion gain, net of transaction costs ($1.9 billion gain, net of tax) in its fertilizer segment.   Of the $539 million of income tax expense on the gain, $280 million was paid during the year ended December 31, 2010 and approximately $259 million was offset by deferred tax assets and other tax credits and therefore did not result in cash tax payments. Approximately $57 million related to the post-closing working capital adjustment was received in the third quarter of 2010.  Approximately $144 million of transaction costs and $280 of withholding taxes are included as a component of cash used for operating activities and gross proceeds of $3.8 billion as a component of cash provided by investing activities in the condensed consolidated statement of cash flows for the six months ended June 30, 2010.

(2)          In the second quarter of 2010, Bunge recorded a pretax charge of $37 million in cost of goods sold related to an inventory valuation adjustment due to changes in its fertilizer segment.

(3)          In the second quarter of 2010, Bunge recorded pretax restructuring charges in selling, general and administrative expenses related to consolidation of Brazilian operations ($4 million in the agribusiness segment, $3 million in the sugar and bioenergy segment, $2 million in the edible oil products segment and $3 million in the milling products segment)   Pretax restructuring charges in cost of goods sold in the first quarter related to termination benefit costs in the U.S. and Brazil ($5 million in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment).

Pre-tax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment, which related to the closure of an older, less efficient oilseed processing facility in the U.S. and $2 million in the milling products segment, which related to the closure of a co-located corn oil extraction line.

(4)          In the second quarter of 2011, Bunge recorded a pretax gain of $37 million in the agribusiness segment in equity in earnings of affiliates related to the sale of its interest in a European oilseed processing facility joint venture.

(5)          In the first quarter of 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil and recorded pretax acquisition costs of $11 million in selling, general and administrative expenses.

(6)          Includes interest expense on readily marketable inventories of $32 million and $20 million for quarters ended June 30, 2011 and 2010, respectively, and $60 million and $33 million for six months ended June 30, 2011 and 2010, respectively.

(7)          Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2011 exclude the dilutive effect of approximately 1 million and 2 million respectively, of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2011 includes the dilutive effect of 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2010 exclude the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the second quarter and six months ended June 30, 2011 includes the dilutive effect of 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(8)          See Reconciliation of Non-GAAP measures.

(9)          Includes readily marketable inventories of $4,900 million and $4,851 million at June 30, 2011 and December 31, 2010, respectively.

(10)    Includes marketable securities of $65 million and $39 million at June 30, 2011 and December 31, 2010, respectively.